Exhibit 10.1

2002 ANNUAL INCENTIVE PLAN (AIP)

WHO PARTICIPATES:
Key executives designated by the Chairman of the Board based on qualifying factors established by the Organization and Compensation Committee (the Committee) of the Board of Directors.

FUNDING THE AIP:
The company must achieve a minimum of (minimum amount) EPS for any funding of AIP awards, regardless of any other financial or non-financial results or individual performance. EPS must exceed (amount) for financial metric payments above target to occur.

WHAT IS MEASURED — THE AIP COMPONENTS:
There are three financial measurements, as well as the individual performance evaluation, which comprise the 2002 AIP award opportunity. The financial metrics have been selected because they directly align with the company’s overall goals and objectives:

- Net Earnings - Sales Growth - Net Working Capital

The individual performance evaluation is linked to the achievement of your goals and objectives, as well as competency development, established and measured through the Performance Success management process.

INDIVIDUAL AIP AWARD DETERMINATION:
Individual incentive awards are determined by adding the percentages earned based on the level of achievement for financial measurements and your individual performance evaluation. A pro rata incentive award percentage is calculated for gradations between achievement levels for financial results. The sum of the percentages is multiplied by your annual base pay as of December 27, 2002 to arrive at your award amount. For participants with an individual performance rating of “Needs Improvement”, the total incentive award (financial results and individual performance) may be reduced by up to 100%. In addition, awards for company financial performance may be reduced based on business unit performance below target.

AIP ADMINISTRATION GUIDELINES:
The Committee administers the AIP on behalf of the company. This responsibility includes interpretation of the plan and the sole and absolute discretion to establish plan provisions, performance measures, performance targets, specific award levels and participation eligibility. All Committee interpretations, determinations, and actions will be final, conclusive and binding on all participants. The Committee has authorized the Chairman of the Board as its designee in matters of annual plan administration upon its approval of performance measures and targets.

AIP TERMS AND CONDITIONS:

1.	All financial results will be measured on an “as reported” basis with no adjustment for any effect of currency fluctuations.

2.	The Chairman of the Board or his designee will adjust financial measurements and/or calculations as appropriate for mergers, acquisitions, divestitures and/or other one-time or special qualifying events identified as an exception.

3.	To be eligible for an AIP award, a participant must be in active pay status continuously through the last company-scheduled workday of the year. Partial payments may be considered, at the full discretion of the Committee or its designee, for retirees as defined by the company’s retirement plan, who leave before the end of the plan year.

4.	The Committee or its designee may determine in its sole and absolute discretion, the status and incentive award level for any participant whose responsibilities are changed, and of any key employee who becomes eligible to participate in the plan after the beginning of the performance period.

5.	AIP awards are payable either in cash or stock at the Committee’s discretion.

6.	The Committee at any time and from time to time may terminate, suspend, modify or amend the plan. Nothing in this plan or any award granted shall confer on a participant any right to continue in the employ of the company or interfere in any way with the right of the company to terminate any employment.

7.	Achievement of financial metrics as publicly reported does not guarantee payments under the plan. Accrual funding for payment purposes occurs only after financial metrics are achieved.